Exhibit 99.1

PRESS RELEASE

Frequency Electronics, Inc. Announces Second Quarter Fiscal Year 2021 Results

Mitchel Field, NY, December 10, 2020 – Frequency Electronics, Inc. (“FEI” or the “Company”) (NASDAQ-FEIM) is reporting revenues for the three and six month periods of fiscal 2021, ended October 31, 2020, of $14.0 million and $26.9 million, respectively, compared to revenues of $9.1 million and $21.6 million, respectively, for the same periods of fiscal 2020, ended October 31, 2019. Operating profit for the second quarter of fiscal 2021 was $219,000 compared to an operating loss of $4.9 million for the same period of fiscal 2020. Operating loss was $119,000 for the six months ended October 31, 2020 compared to an operating loss of $5.7 million for the six months ended October 31, 2019. Net income for the three and six months ended October 31, 2020 was $329,000 or $0.04 per diluted share and $67,000 or $0.01 per diluted share, respectively, compared to net losses of $4.9 million or ($0.54) per share and $5.5 million or ($0.61) per share, respectively, for the same periods of fiscal 2020.

FEI CEO Stan Sloane commented, “I am very pleased with our results this quarter. We saw revenues increase to almost $14 million, about a $1 million increase from first quarter, and a 54% increase from the second quarter of fiscal year 2020. Despite significant legal expenses this year, we generated net income for the quarter of $329,000 a substantial improvement from last quarter and Q2 of the prior year. Further, as we completed the problem contracts we described in previous quarters, we also saw a return to improved gross margins, which were 38% in the current quarter as compared to 32% last quarter and negative 13% a year ago. Backlog was up to $42 million, a $6 million increase from the end of fiscal year 2020, a reflection of all the new business opportunities we have talked about in prior calls. We also generated $2 million of cash from operations for the year. We have hired engineering and manufacturing staff in order to address the increased backlog and have maintained full operations through the quarter while closely monitoring COVID-19 developments in order to be prepared for possible impacts to our workforce or in our supply chain. All in all, a good quarter I am pleased to report.”

Fiscal Year 2021 Selected Financial Metrics and Other Items

-

For the six months ended October 31, 2020, revenues from satellite payloads were approximately $14.2 million, or 53%, of consolidated revenues compared to $9.4 million, or 44%, for the prior year. For the three months ended October 31, 2020, revenues from satellite payloads were approximately $7.6 million, or 54%, of consolidated revenues compared to $5.5 million, or 61%, for the prior year.

-

For the six months ended October 31, 2020, revenues for non-space U.S. Government/DOD customers were $10.9 million, or 40%, of consolidated revenues compared to $9.0 million, or 42%, for the prior year. For the three months, ended October 31, 2020, revenues for non-space U.S. Government/DOD customers were $5.5 million, or 39%, of consolidated revenues compared to $2.3 million, or 25%, for the prior year.

-

For the six months ended October 31, 2020, revenues from other commercial and industrial sales accounted for approximately $1.9 million, or 7%, of consolidated revenues compared to approximately $3.2 million, or 15%, for the prior year. For the three months ended October 31, 2020, revenues from other commercial and industrial sales accounted for approximately $894,000, or 6% of consolidated revenues compared to approximately $1.3 million, or 14%, for the prior year.

-	Net cash provided by operating activities for the six months ended October 31, 2020 was $2.0 million compared to $180,000 in the comparable prior fiscal 2020 period.

-	Backlog at October 31, 2020 was $42 million compared to $36 million at April 30, 2020.

Investor Conference Call

As previously announced, the Company will hold a conference call to discuss these results on Thursday, December 10, 2020, at 4:30 PM Eastern Time. Investors and analysts may access the call by dialing 1-877-407-9205. International callers may dial 1-201-689-8054. Ask for the Frequency Electronics conference call.

The archived call may be accessed by calling 1-877-481-4010 (domestic), or 1-919-882-2331 (international), for one week following the call. Subsequent to that, the call can be accessed via a link available on the company’s website through March 10, 2020.

About Frequency Electronics

Frequency Electronics, Inc. is a world leader in the design, development and manufacture of high precision timing, frequency generation and RF control products for space and terrestrial applications. Frequency’s products are used in satellite payloads and in other commercial, government and military systems including C4ISR and electronic warfare, missiles, UAVs, aircraft, GPS, secure communications, energy exploration and wireline and wireless networks. Frequency has received over 100 awards of excellence for achievements in providing high performance electronic assemblies for over 150 space and DOD programs. The Company invests significant resources in research and development to expand its capabilities and markets.

Frequency’s Mission Statement: “Our mission is to provide precision time and low phase noise frequency generation systems from 1 Hz to 50 GHz, for space and other challenging environments.”

Subsidiaries and Affiliates: FEI-Zyfer provides GPS and secure timing ("SAASM") capabilities for critical military and commercial applications; FEI-Elcom Tech provides Electronic Warfare (“EW”) sub-systems and state-of-the-art RF microwave products. Additional information is available on the Company’s website: www.frequencyelectronics.com

Contact information: Stanton Sloane, President & Chief Executive Officer;

Steven Bernstein, Chief Financial Officer;

Telephone: (516) 794-4500 ext. 5000        WEBSITE:     www.freqelec.com

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Statements of Operations

	Three Months Ended October 31, (unaudited)		Six Months Ended October 31, (unaudited)
	2020	2019	2020	2019
Revenues	$13,990	$9,087	$26,940	$21,641
Cost of Revenues	8,668	10,269	17,530	18,870
Gross Margin	5,322	(1,182)	9,410	2,771
Selling and Administrative	4,124	2,290	7,352	4,743
Research and Development	979	1,450	2,177	3,731
Operating Income Loss	219	(4,922)	(119)	(5,703)
Interest and Other, Net	127	22	211	232
Income (Loss) before Income Taxes	346	(4,900)	92	(5,471)
Income Tax Benefit	17	9	25	29
Net (Loss) Income	$329	$(4,909)	$67	$(5,500)

Net Income (Loss) per share:
Basic and diluted (loss) earnings per share	$0.04	$(0.54)	$0.01	$(0.61)

Average Shares Outstanding
Basic	9,170	9,072	9,154	9,037
Diluted	9,236	9,072	9,206	9,037

Frequency Electronics, Inc. and Subsidiaries

Condensed Consolidated Balance Sheets

	October 31, 2020	April 30, 2020
	(unaudited)
	(in thousands)
ASSETS
Cash & Marketable Securities	$13,602	$14,378
Accounts Receivable	10,298	4,392
Costs and Estimated Earnings
in Excess of Billings, net	3,201	6,953
Inventories, net	21,028	22,958
Other Current Assets	2,793	2,554
Property, Plant & Equipment, net	10,511	11,267
Other Assets	17,951	17,910
Right-of-Use Assets – Leases	10,235	10,864
	$89,619	$91,276

LIABILITIES AND STOCKHOLDERS’ EQUITY

Lease Liability - current	$1,612	$1,869
Current Liabilities	9,631	11,119
Other Long-term Obligations	14,783	14,608
Lease Liability – non-current	8,937	9,444
Stockholders’ Equity	54,656	54,236
	$89,619	$91,276